Exhibit 99.2

Snacks Parent Corporation and Subsidiaries

Index to the Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements

Consolidated balance sheet	3
Consolidated statement of operations	5
Consolidated statement of changes in stockholders’ deficit	6
Consolidated statement of cash flows	7
Notes to consolidated financial statements	9

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Snacks Parent Corporation and Subsidiaries

St. Paul, Minnesota

We have audited the accompanying consolidated balance sheet of Snacks Parent Corporation and Subsidiaries (the Company) as of December 28, 2013, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Snacks Parent Corporation and Subsidiaries as of December 28, 2013, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota

April 18, 2014

Snacks Parent Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

December 28, 2013
ASSETS
CURRENT ASSETS
Trade receivables, net	$68,096
Inventories	126,251
Prepaid expenses and other	2,500
Deferred tax assets	6,565

Total current assets	203,412
Property, plant and equipment, net	39,560
Deferred finance costs, net	1,974
Intangible assets, net	69,827
Goodwill	81,380
Other	2,165

Total assets	$398,318

The accompanying notes are an integral part of these consolidated financial statements.

Snacks Parent Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEET – CONTINUED

(Dollars in thousands)

December 28, 2013
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Current maturities of long-term debt	$1,336
Accounts payable	27,721
Bank overdrafts	13,552
Accrued compensation	5,471
Accrued expenses and other liabilities	9,384
Income taxes payable	4,205

Total current liabilities	61,669
Long-term debt, net of current maturities	248,519
Preferred and common stock warrant liabilities	2,899
Other	2,236
Deferred tax liabilities	17,249

Total liabilities	332,572
Commitments and contingencies (Note 9)
Redeemable Series A preferred stock, $0.0001 par value; 1,140,000 shares authorized; 1,101,265 shares issued and outstanding; (aggregate liquidation value $124,984)	124,821
Redeemable Series B preferred stock, $0.0001 par value; 535,000 shares authorized; 511,027 shares issued and outstanding; (aggregate liquidation value $12,623)	12,426
Redeemable Series C preferred stock, $0.0001 par value; 1,470,000 shares authorized; 1,467,863 shares issued and outstanding; (aggregate liquidation value $32,500)	31,217
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value; 11,820,000 shares authorized; 9,261,976 shares issued and outstanding	1
Additional paid-in capital	—
Accumulated deficit	(102,719)

Total stockholders’ deficit	(102,718)

Total liabilities and stockholders’ deficit	$398,318

The accompanying notes are an integral part of these consolidated financial statements.

Snacks Parent Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

December 28, 2013
Net sales	$696,814
Cost of sales	613,616

Gross profit	83,198

Operating expenses
Selling, general and administrative expenses	44,384
Related party advisory fees (Note 10)	3,565

47,949

Operating income	35,249

Other income (expense)
Interest expense	(31,350)
Loss on extinguishment of mandatorily redeemable preferred stock	(15,171)
Change in fair value of preferred and common stock warrants	(1,881)
Other, net	345

(48,057)

Loss before income taxes	(12,808)

Income tax expense	6,914

Net loss	$(19,722)

The accompanying notes are an integral part of these consolidated financial statements.

Snacks Parent Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Dollars in thousands)

	Common Stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount
Balance, December 30, 2012	9,224,070	1	8,163	(61,472)	(53,308)
Restricted stock grants	37,906	—	150	—	150
Tax benefit related to stock-based compensation	—	—	592	—	592
Accretion of redeemable preferred stock	—	—	(8,905)	(21,525)	(30,430)
Net loss	—	—	—	(19,722)	(19,722)

Balance, December 28, 2013	9,261,976	$1	$—	$(102,719)	$(102,718)

The accompanying notes are an integral part of these consolidated financial statements.

Snacks Parent Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

December 28, 2013
Cash flows from operating activities:
Net loss	$(19,722)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,100
Amortization of intangible assets	7,958
Amortization and write-off of deferred finance costs	733
Amortization and write-off of debt discount	1,882
Capitalization of interest on subordinated notes payable	583
Capitalization of interest and loss on extinguishment of mandatorily redeemable preferred stock	27,672
Change in fair value of preferred and common stock warrant liabilities	1,881
Stock-based compensation	150
Deferred income tax benefit	(949)
Changes in operating assets and liabilities:
Trade receivables	(13,790)
Inventories	(45,770)
Prepaid expenses and other	(750)
Accounts payable	1,364
Accrued compensation, accrued expenses and other liabilities	3,725
Income taxes payable	3,478
Other	(39)

Net cash used in operating activities	(24,494)

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,636)
Customer acquisition payments	(2,111)

Net cash used in investing activities	(9,747)

Snacks Parent Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS – CONTINUED

(Dollars in thousands)

December 28, 2013
Cash flows from financing activities:
Proceeds from line of credit	$709,330
Payments on line of credit	(699,267)
Changes in bank overdrafts	5,394
Proceeds from long-term debt	152,000
Payments on long-term debt	(35,291)
Debt issuance costs	(4,980)
Proceeds from issuance of redeemable preferred stock and warrants	25,000
Preferred stockholder distribution	(124,839)
Tax benefit from stock-based compensation	592

Net cash provided by financing activities	27,939

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,302)
Cash and cash equivalents, beginning of year	6,302

Cash and cash equivalents, end of year	$—

Supplemental disclosures of cash flow information:
Cash paid for interest	$80,524
Cash paid for income taxes	$4,057

Supplemental disclosure of noncash investing and financing activities:
Accretion of redeemable preferred stock	$30,430
Reclassification of redeemable preferred stock	$113,524

The accompanying notes are an integral part of these consolidated financial statements.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Nature of Business

Snacks Parent Corporation (“the Parent”) with its subsidiaries (the “Company”) was incorporated under the laws of the state of Delaware, pursuant to Certificate of Incorporation effective November 12, 2010 and restated on May 23, 2013. The Company was formed through the acquisition of 100% of Ann’s House of Nuts, Inc. and American Importing Company, Inc. The Company is a manufacturer of nuts, trail mixes, and related snack products and operates under the name “Flagstone Foods”. The Company’s products are sold primarily to club stores, mass merchandisers, and other food retailers.

Note 2.    Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). The consolidated financial statements include the accounts of the Parent and its wholly owned subsidiaries, Snacks Holding Corporation, AHON, Inc., Ann’s House of Nuts, Inc., Amport Guaranty Corporation and American Importing Company, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on the last Saturday in December. The year ended December 28, 2013 contained 52 weeks.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company’s banking arrangements allow the Company to fund outstanding checks when presented to the financial institution for payment by drawing on the revolving credit facility, resulting in bank overdrafts.

The Company maintains accounts with a financial institution in amounts that, at times, may exceed federally insured limits. The Company has not experienced any losses as a result of this cash concentration.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.    Significant Accounting Policies (continued)

Trade Receivables and Concentrations of Credit Risk

Trade receivables are carried at original invoice amounts less an allowance for trade discounts, cash discounts, sales incentives, returns and doubtful accounts. An allowance of $5.5 million was determined, based on management’s evaluation, as of December 28, 2013. The Company had no allowance for doubtful accounts as of December 28, 2013.

Percentages of net sales made to customers with 10 percent or more of the Company’s net sales during the year ended December 28, 2013 are as follows:

	Percent of 2013 net sales	December 28, 2013 trade receivables
		(dollars in thousands)
Customer A	25%	$10,417
Customer B	23%	25,578
Customer C	13%	5,760
Customer D	10%	5,076

Inventories

Inventories are recorded at the lower of cost (determined under the first-in-first-out method using weighted average cost) or market. Write downs are provided for finished goods expected to become nonsaleable due to age and provisions are specifically made for slow moving or obsolete raw ingredients and packaging material. The Company also adjusts the carrying value of its inventories when it believes that the market value is less than the carrying value. These write-downs are measured as the difference between the cost of the inventory, including estimated costs to complete, and estimated selling prices including cost of selling. These charges are recorded as a component of cost of sales. Once inventory is written down, a new, lower-cost basis for that inventory is established.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful lives. Maintenance and repairs are charged to expense as incurred. Assets not yet placed in use are not depreciated.

The useful lives of the property, plant and equipment are as follows:

Building	34 years
Equipment	2 to 15 years
Leasehold improvements	Shorter of lease term or estimated useful life

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.    Significant Accounting Policies (continued)

Valuation of Long-Lived Assets

The Company reviews the valuation of long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. To date, management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amount or depreciable lives of the Company’s long-lived assets have been made.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired. The Company tests goodwill for impairment annually in the fourth quarter or when circumstances change that would indicate the carrying amount may be impaired. The Company has adopted Accounting Standards Update (“ASU”) 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If the Company elects to perform a qualitative assessment and determines that the estimated fair value is more likely than not less than the carrying value, the Company is then required to perform a quantitative impairment test; otherwise no further analysis is required. The Company also may elect not to perform the qualitative assessment and, instead, proceed directly to the quantitative impairment test. For fiscal 2013, the Company elected to perform a quantitative goodwill impairment analysis rather than a qualitative analysis.

The quantitative goodwill impairment test involves a two-step process whereby the Company tests for impairment at its single reporting unit level. The Company estimates the fair value using a qualitative assessment of business drivers and various quantitative valuation techniques, with the primary technique being a discounted cash flow analysis, which is a Level 3 input as defined below. A discounted cash flow analysis requires management to make various judgmental assumptions and projections about sales, operating margins, growth rates and discount rates. There were no impairments of goodwill during the year ended December 28, 2013.

The Company has indefinite-lived intangible assets which consist of trade names. These assets are not amortized. The Company makes an annual assessment in the fourth quarter, or more frequently when circumstances change that would indicate the carrying amount may be impaired. The Company has adopted ASU 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The Company has the option to first assess qualitative factors to determine whether it is more likely than not (more than 50%) that an indefinite-lived intangible asset is impaired. If the Company elects to perform a qualitative assessment and determines that the estimated fair value is more likely than not less than the carrying value, the Company is then required to perform a quantitative impairment test; otherwise no further analysis is required. The Company also may elect not to perform the qualitative assessment and, instead, proceed directly to the quantitative impairment test. For fiscal 2013, the Company elected to perform a quantitative impairment analysis rather than a qualitative analysis. The

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.    Significant Accounting Policies (continued)

Company determines recoverability by comparing the carrying value to the fair value estimated using the relief from royalty method and charges the shortfall, if any, to earnings. The relief from royalty method involves discounted cash flow techniques, which require management to make assumptions regarding the sales growth trends and discount rates. These techniques are a Level 3 input as defined below. There were no impairments of trade names during the year ended December 28, 2013.

Intangible Assets with Finite Lives

Intangible assets with finite lives consist primarily of customer relationships and noncompete agreements acquired by the Company. The customer relationships are amortized over approximately 20 years using an accelerated method based on the expected estimated economic benefit obtained by the Company each reporting period. The noncompete agreements are amortized on a straight-line basis over a life of 1-5 years.

Deferred Finance Costs and Debt Discount

Deferred financing costs and debt discounts consist of costs incurred in relation to securing the Company’s line of credit and long-term debt. These costs are amortized over the life of the related debt using the effective interest method and such amortization is included in interest expense. Deferred financing costs, net of accumulated amortization, are included in total assets in the consolidated balance sheets. Debt discount, net of accumulated amortization, is included in long-term debt, net of current maturities in the consolidated balance sheets. If the Company extinguishes debt prior to its original maturity date, the unamortized balance of the related deferred financing costs and debt discount are written off to interest expense.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed, acceptance by the customer has occurred, and collection is probable. This generally occurs upon shipment of product to the customer or upon delivery of the product to the customer. The Company records its sales net of cash discounts, returns, and other allowances. The Company records shipping and handling charges billed to customers as revenue and records the related shipping and handling costs incurred by the Company in cost of sales.

The Company, on occasion, will make up front payments to its retail customers which are generally used to fund customer displays that are controlled by the customer. These payments are made pursuant to written agreements that stipulate the term of the agreement. The costs for these items are recorded as an asset and are amortized based on a number of factors, including historical experience. These investments are treated as other assets that are amortized over the estimated life of the expected revenue and earnings potential. The amortization is recorded in net sales.

Stock-Based Compensation

The Company recognizes stock-based compensation expense for restricted stock grants as selling, general and administrative expenses based on the total fair value of the stock-based payment at the date of issuance, amortized over the requisite service period.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.    Significant Accounting Policies (continued)

Income Taxes

The Company is taxed as a C corporation under provisions of the Internal Revenue Code. Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company follows guidance on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also describes three levels of inputs that may be used to measure fair value:

•	Level 1 – quoted prices in active markets for identical assets and liabilities

•	Level 2 – observable inputs other than quoted prices in active markets for identical assets and liabilities

•	Level 3 – unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.    Significant Accounting Policies (continued)

The fair value of certain financial instruments, including cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate the amounts recorded in the consolidated balance sheets because of the relatively short-term nature of these financial instruments. The fair value of the amounts due under the line of credit and long-term debt at the end of each fiscal period approximates the amounts recorded in the consolidated balance sheets based on information available to the Company with respect to current interest rates and terms for similar financial instruments. The fair value of redeemable preferred stock, preferred and common stock warrants and restricted stock fall within Level 3 of the fair value hierarchy.

Management Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for trade discounts, cash discounts, sales incentives and returns, inventory cost adjustments, lives of property, plant, equipment and definite-lived intangible assets, goodwill and other impairment and the fair value of redeemable preferred stock, preferred and common stock warrants and restricted stock. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that may have an impact on the Company’s accounting and reporting. In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 provides financial statement presentation guidance on whether an unrecognized tax benefit must be presented as either a reduction to a deferred tax asset or separately as a liability. ASU 2013-11 was effective for fiscal years and interim periods within those years, beginning after December 15, 2013. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.    Consolidated Balance Sheet Components

Inventories

Inventories consist of the following:

December 28, 2013
(dollars in thousands)
Raw materials	$78,991
Work in process	7,208
Finished goods	40,052

$126,251

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following:

December 28, 2013
(dollars in thousands)
Land	$909
Building	5,472
Leasehold improvements	5,195
Equipment	44,029
Construction in progress	1,591

57,196
Accumulated depreciation and amortization	(17,636)

$39,560

Depreciation and amortization expense was approximately $7.1 million for the year ended December 28, 2013.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.    Consolidated Balance Sheet Components (continued)

Intangible Assets, Net

Intangible assets consist of the following:

	December 28, 2013
	Gross carrying amount	Accumulated amortization	Net carrying amount
	(dollars in thousands)
Finite-lived intangible assets:
Customer relationships	$77,330	$(24,047)	$53,283
Noncompete agreements	1,840	(1,336)	504

	79,170	(25,383)	53,787

Indefinite-lived intangible assets:
Trade names	16,040	—	16,040

	$95,210	$(25,383)	$69,827

Amortization expense was approximately $8.0 million for the year ended December 28, 2013.

Estimated amortization expense of finite-lived intangible assets for future fiscal years is expected to be as follows:

Fiscal years	(dollars in thousands)
2014	$7,024
2015	6,162
2016	5,474
2017	4,845
2018	4,354
Thereafter	25,928

$53,787

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Debt and Interest Expense

Long-term debt consists of the following:

December 28, 2013
(dollars in thousands)
Line of credit	$63,623
Bank term note payable	131,670
Senior subordinated notes payable, including interest due at maturity totaling $1,214 at December 28, 2013	59,215
Note payable	64
Less: unamortized debt discount	(4,717)

249,855
Less: current maturities	(1,336)

$248,519

Aggregate maturities of long-term debt in future fiscal years, excluding future payment in kind interest, are approximately as follows:

Fiscal years	(dollars in thousands)
2014	$1,336
2015	1,831
2016	3,316
2017	3,316
2018	185,558
Thereafter	59,215
Less: unamortized debt discount	(4,717)

$249,855

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Debt and Interest Expense (continued)

Interest expense for the year ended December 28, 2013 consists of the following:

December 28, 2013
(dollars in thousands)
Interest on line of credit and notes payable	$16,234
Mandatorily redeemable preferred stock dividend (Note 6)	12,501
Amortization of warrants debt discount	261
Amortization of deferred financing costs and debt discount	1,130
Write-off of deferred financing costs and debt discount related to debt modifications and extinguishments	778
Write-off of warrants debt discount related to debt modifications and extinguishments	446

$31,350

On May 23, 2013 (“May 2013 Refinancing”), the Company amended its existing credit facilities and Senior Subordinated Notes and issued Series C preferred stock (Note 6). Proceeds of the May 2013 Refinancing were primarily used to (a) repay the debt outstanding under the prior credit facility and a portion of the Senior Subordinated Notes; (b) pay cumulative 14% shareholder dividends on Series A and Series B preferred stock; (c) pay return of capital on all Series B preferred stock and a portion on Series A preferred stock; and (d) pay fees and expenses in connection therewith.

Senior Secured Credit Facilities

As part of the May 2013 Refinancing, the Company amended its existing Senior Secured Credit Facility (“Prior Senior Credit Facility”). The Prior Senior Credit Facility, dated November 12, 2010, consisted of a term loan and a revolving credit facility. The revolving credit facility was amended and restated (“Amended Revolving Facility”) to increase the maximum borrowings to $90.0 million. Further amendments to the Amended Revolving Facility increased the maximum borrowings to $120.0 million as of December 28, 2013. One of the revolving credit facility lenders was fully repaid and the repayment was accounted for as an extinguishment of debt; accordingly, a loss was recognized to write-off related unamortized deferred financing costs and debt discount. The changes for the remaining lenders were accounted for as debt modifications. Interest on the Amended Revolving Facility is payable monthly and, at the Company’s option, is 1) LIBOR Rate plus the Applicable Margin which is 1.75 percent to 2.25 percent depending on the average undrawn availability for the prior quarter or 2) the Index Rate plus the Applicable Margin which is 0.0 percent to 0.5 percent depending on the average undrawn availability for the prior quarter. The Amended Revolving Facility may be used by the Company for working capital and for other general corporate purposes, including capital expenditures, acquisitions and investments, as permitted under the Amended Revolving Facility.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Debt and Interest Expense (continued)

The Amended Revolving Facility, which matures on May 23, 2018, is collateralized by substantially all assets of the Company and is subject to a borrowing base formula in which additional advances of $51.4 million were available at December 28, 2013. Borrowings outstanding on the revolving credit facilities were $63.6 million at December 28, 2013. The Company’s average effective interest rate for the revolving credit facilities as of December 28, 2013 was 2.7 percent.

During the May 2013 Refinancing, new term notes (“Senior Secured Notes”) were issued totaling $132.0 million and replaced the term loan in the Prior Senior Credit Facility. This was accounted for as an extinguishment of debt; accordingly, a loss was recognized to write-off related unamortized deferred financing costs and debt discount and new debt issuance costs were capitalized. Immediately prior to the May 2013 Refinancing, outstanding debt under the prior term note totaled approximately $15.4 million. Immediately after the close of the May 2013 Refinancing, total outstanding debt under the Senior Secured Notes totaled approximately $132.0 million. Interest on these Senior Secured Notes is payable monthly and, at the Company’s option, is 1) the greater of LIBOR Rate or 1.25 plus 5.75 percent or 2) the Index Rate plus 4.5 percent. The interest rate applicable to the term loan as of December 28, 2013 was 7.0 percent. The Senior Secured Notes are collateralized by substantially all assets of the Company and mature in May 2018.

The Amended Revolving Facility and Senior Secured Notes (collectively “the Senior Secured Credit Facilities”) provide for customary affirmative and negative covenants, for which the Company must, among other things, not exceed certain levels of capital expenditures and dividends and maintain specified covenant ratios. Beginning on May 23, 2013, the Company’s Senior Secured Credit Facilities fixed charge coverage ratio is limited to no less than 1.15 to 1.0 through September 26, 2015, increasing to 1.25 to 1.0 in the quarter ending June 30, 2018; the Total Leverage Ratio covenant declines each quarter from 6.50 to 1.00 through June 28, 2014, ultimately to 4.50 to 1.00 in the quarter ending June 30, 2018. In addition, the Amended Revolving Facility includes a minimum undrawn availability at December 28, 2013 of not less than $4.5 million, plus 5 percent of any increase in the maximum revolving advance amount. There is also an Excess Cash Flow payment requirement associated with the Senior Secured Notes which requires the Company to pay to the debt holders 50% of the excess cash flows, as defined, if the total leverage ratio is greater than 3.25 to 1 and 25% of the excess cash flows if the total leverage ratio is less than 3.25 to 1, of which none was due for the fiscal year ended December 28, 2013.

Senior Subordinated Notes

On November 12, 2010, the Company entered into a $55.0 million Senior Subordinated Note agreement. The Senior Subordinated Notes bear interest at 13 percent. The Company must pay interest at the rate of 12 percent on the notes on a quarterly basis. The remaining 1 percent interest is added quarterly to the outstanding principal balance of the notes (“payment-in-kind interest”) and was due at maturity in November 2017. In addition, 123,158 shares of common stock warrants, 14,745 shares of Series A preferred stock warrants, and 6,842 shares of Series B preferred stock warrants were issued in conjunction with the note agreements to the lenders; all of these warrants had an exercise price of $0.0001 per share and a term of 10 years. The Series A and Series B preferred stock warrants were exercised immediately on November 12, 2010. The fair value of these preferred and common stock warrants was determined to be $2.3 million on the date of issuance, and was recorded as a debt discount amortized over the term of the debt using the effective-interest method.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4.    Debt and Interest Expense (continued)

During the May 2013 Refinancing, the Company amended the Senior Subordinated Notes. As part of the amendment, the Company repaid $17.6 million of Senior Subordinated Notes outstanding and incurred additional borrowings of $20.0 million. One of the notes was fully repaid and was accounted for as an extinguishment of debt; accordingly, a loss was recognized to write-off unamortized deferred financing costs and debt discount prior to this transaction. The changes for the other notes were accounted for as debt modifications. The May 2013 Refinancing did not result in changes to the warrants that were issued at the original issuance and no new warrants were issued related to the additional borrowings. In connection with the extinguishment and modification of the Senior Subordinated Notes due to the refinancing, the Company wrote-off debt discount associated with the November 12, 2010 warrant issuances. The amended Senior Subordinated Notes mature in May 2020. The Senior Subordinated Notes do not impose any covenants incremental to those under the Senior Secured Credit Facilities.

Note 5.    Income Taxes

The income tax expense for the year ended December 28, 2013 consists of the following:

December 28, 2013
(dollars in thousands)
Current tax expense:
Federal	$6,874
State	989

Total current taxes	7,863

Deferred tax expense (benefit):
Federal	(940)
State	(9)

Total deferred taxes	(949)

Total income tax expense	$6,914

Significant components of deferred income tax assets and liabilities consist of the following:

December 28, 2013
(dollars in thousands)
Current deferred income tax assets (liabilities):
Inventories	$2,071
Compensation accruals	1,999
Accrued expenses and reserves	2,244
Prepaid expenses	(1)
Other	252

Net current deferred tax assets	$6,565

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.    Income Taxes (continued)

Long-term deferred income tax assets (liabilities):
Intangible assets	$(13,109)
Property, plant and equipment depreciation	(6,665)
Net operating loss carryforwards and credits	1,486
Compensation accruals	630
Other	791

(16,867)
Valuation allowance	(382)

Net long-term deferred tax liabilities	$(17,249)

Total deferred tax assets	$9,091
Total deferred tax liabilities	(19,775)

$(10,684)

The following is a reconciliation of the federal statutory rate to the consolidated effective tax rate as a percent of the Company’s loss before income taxes for the year ended December 28, 2013:

December 28, 2013
Federal statutory rate	(35.0)%
State income taxes, net of federal benefit	(5.0)
Domestic production activities deduction	(3.0)
Nondeductible interest expense on mandatorily redeemable preferred stock	86.5
Change in fair value of warrants	5.9
Change in deferred rate	2.6
Other	2.0

Effective tax rate	54.0%

At December 28, 2013, the Company had approximately $0.6 million of Illinois state net operating loss (“NOL”) carryforwards and $2.3 million of North Carolina state income tax credits available to offset future regular taxable income. The Illinois NOL carryforwards expire in varying amounts between 2022 and 2023, and the North Carolina state income tax credits expire in varying amounts between 2015 and 2023. During the year ended December 28, 2013, the Company recorded a $0.6 million credit to additional paid-in capital related to the tax benefit of stock-based compensation.

At December 28, 2013, the Company recorded a valuation allowance of $0.4 million for the portion of the North Carolina state income tax credits that management believes may not be realized prior to their expiration.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.    Income Taxes (continued)

The total amount of unrecognized tax benefits was $0.4 million as of December 28, 2013. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state income taxing authorities for 2010 through 2013.

The amount of the liability, if fully recognized within the next year, would have an immaterial effect on the Company’s effective tax rate. A reconciliation of the amount of unrecognized tax benefits is as follows for the year ended December 28, 2013:

December 28, 2013
(dollars in thousands)
Balance, December 30, 2012	$200
Increases related to prior year tax position	39
Decreases related to prior year tax position	(70)
Increases related to current year tax position	206
Reductions due to lapse of applicable statute of limitations	—
Settlements with taxing authorities	—

Balance, December 28, 2013	$375

Note 6.    Stockholders’ Deficit

Common Stock

The Company’s certificate of incorporation, as amended, authorizes 11,820,000 shares of common stock, with a par value $0.0001 per share, of which 11,200,000 shares are classified as voting common stock and 620,000 shares are classified as non-voting common stock. At December 28, 2013, 7,952,500 shares were issued and outstanding and 1,309,476 restricted stock shares were issued and outstanding. The stockholders are entitled to receive dividends when and if authorized by the Board of Directors only after all redeemable preferred stock has been redeemed or converted. Each stockholder of voting common stock is entitled to one vote for each share of common stock held by such stockholder on the record date for the determination of stockholders entitled to vote.

Preferred Stock

The Company’s certificate of incorporation, as amended in May 2013, authorizes 3,395,000 shares of preferred stock Series A, Series B, and Series C, with a par value of $0.0001 per share. Series C preferred shares rank superior to Series A and B preferred shares. Series B preferred shares rank superior to Series A preferred shares. Dividends on each share of preferred stock accrue at the rate of 14 percent per annum of the original issue price, compounded quarterly. Dividends accrue whether or not declared and are cumulative. Dividends on preferred stock must be declared or paid before any dividends, redemptions, distributions or other payments may be made with respect to any other equity securities of the Company. In the event of liquidation or upon a change in control, as defined in the certificate of incorporation, the Series A and Series B preferred stock along with common stockholders participate pro-rata in any remaining available assets of the Company after all required preferred stock payments have been made.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Stockholders’ Deficit (continued)

Prior to the May 2013 Refinancing, upon any liquidation, dissolution or winding up of the Company, the Series A and Series B preferred stockholders were entitled to be paid a liquidation value of $100 per share, plus all accrued and unpaid dividends, whether or not declared, before any distribution or payment to any other equity securities of the Company. Any remaining liquidation proceeds were to be distributed to stockholders of the Company’s common stock. In addition, so long as any preferred stock remains outstanding, including the cumulative compounded dividends, the Company may not redeem, purchase or otherwise acquire directly or indirectly any junior securities, nor shall the Company pay or declare any dividend to make any distribution upon the junior securities, with the exception of stock repurchased from present or former employees, in accordance with the provisions of any employee, consulting or stock agreements.

All preferred stock is redeemable upon a change in control transaction or upon the event of an initial public offering (“IPO”), in which case the preferred stock will be redeemed through cash and the issuance of the redemption securities, as described below, to the extent permissible under the provisions of the IPO. If the underwriters of the IPO determine this is not permissible, then the redemption will be through cash to the extent permissible plus the issuance of common stock.

Series A and B preferred shares are redeemable at the original issue price plus accrued and unpaid dividends at 14%, plus the issuance of common stock at the rate of 1.972 common shares for every Series B preferred share and 0.915 common shares for every Series A preferred share redeemed, which would equate to 2,015,402 additional common shares (the “redemption securities”). The fair value of the redemption securities was determined at the date of issuance to be approximately $3.6 million and was being accreted through the original mandatory redemption date of February 2019, using the effective-interest method.

Prior to the May 2013 Refinancing, the Series A and B preferred stock was mandatorily redeemable in February 2019. Preferred stock accounting treatment, as provided in ASC 480, Distinguishing Liabilities from Equity, requires that to the extent that redemption is fixed and determinable, the stock must be treated as a liability. Therefore, the Series A and B preferred stock was recorded as a long-term liability through May 2013. In addition, dividends related to the preferred stock prior to the May 2013 refinancing were treated as interest expense.

Proceeds from the May 2013 Refinancing were used, in part, to pay a stockholder distribution of $124.8 million, consisting of all outstanding Series B preferred accrued dividends of $21.2 million and cost basis of $51.1 million for a total of $72.3 million and all Series A preferred accrued dividends of $45.7 million and a portion of the cost basis of $6.8 million for a total of $52.5 million. The transaction also included the issuance of Series C preferred stock.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Stockholders’ Deficit (continued)

The Series A and B preferred stock were amended and restated during the May 2013 Refinancing to remove the date certain mandatory redemption feature. With this change, the Company reclassified the Series A and B preferred stock from long-term liabilities to mezzanine equity presentation in the consolidated balance sheets. In conjunction with the reclassification, the Company revalued the Series A and B preferred stock, including the redemption securities, to fair value on the date of the refinancing transaction. This was accounted for as an extinguishment of the mandatorily redeemable preferred stock. The difference between the carrying value and the fair value at the extinguishment date was $15.2 million. The fair value of the Series A and Series B preferred stock on the date of extinguishment was the full redemption value of the preferred shares payable in cash equal to the original issue price plus the accrued and unpaid dividends plus the fair value of the attached redemption securities. The Company has estimated the preferred shares with 14% payment in kind interest is representative of other similar instruments under similar terms and conditions in the marketplace and therefore believes this is a reasonable proxy to assess the fair value of the preferred shares at the time of the extinguishment. The redemption securities were valued using the probability weighted expected return method (“PWERM”) whereby the Company first estimates future enterprise values under various exit scenarios. The value of the Company was established by applying multiples to the Company’s projected financial metrics at the expected time of a future liquidity event. A discount for lack of marketability (“DLOM”) of 12% to reflect the increased risk arising from the inability to readily sell the common stock was applied. The Series A preferred original issue price to be paid upon a liquidation after the refinancing transaction was adjusted to $93.83 per share. The Series B preferred stock original issue price to be paid upon a liquidation after the refinancing transaction was adjusted to $0.00 per share. Therefore, the remaining redemption value of the Series B preferred stock is equal to the fair value of the redemption securities.

Series C preferred shares were issued in conjunction with the May 2013 Refinancing. Series C preferred shares are redeemable at the original issue price plus accrued and unpaid dividends, plus the right to exercise Series C warrants. Series C preferred stockholders are entitled to purchase Series C warrants which consists of Series A and B preferred shares and common shares, in the same ratio as their respective holdings of the Series C preferred shares. The issuance of Series C preferred stock was recorded net of the $0.5 million fair value of the related warrants issued. Series C preferred shares have a liquidation preference which is the greater than the sum of: (a) original issue price and accrued but unpaid dividends as previously described, or (b) the product of a factor ranging from 1.3x to 1.51x, depending on the elapse of time through May 23, 2016, times the series C purchase price of $17.03 per share, less cash dividends and amounts received from the exercise of attached warrants (“Guaranteed Return”). The Series C liquidation preference related to the Guaranteed Return shall be inapplicable and of no force or effect after May 23, 2016.

The holder of each voting preferred share of Series A and B shall have the right to one vote for each Series A and B redemption security each stockholder would be entitled to receive if a redemption were effected on the date of the applicable vote on matters to be voted on by the stockholders. Holders of Series C preferred shares shall have the right to one vote for each share on matters to be voted on by the stockholders.

The majority stockholder of the Company’s voting preferred and common stock controls the vote of stockholders and board of directors through appointed representatives. As redemption of the preferred stock through a change in control is deemed outside of the Company’s control, all shares of redeemable preferred stock have been presented outside of permanent equity on the consolidated balance sheet as of December 28, 2013.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Stockholders’ Deficit (continued)

Per the Amended and Restated Registration Rights Agreement (“the Agreement”), a majority of the principal stockholders may request registration under the Securities Act (“the Act”) of all or part of their preferred and common stock (“Registrable Securities”). In addition, commencing upon the earlier of November 12, 2015 and 120 days after an IPO, the holders of a majority of the other stockholders’ Registrable Securities then held by the initial Senior Subordinated Note lenders may request registration under the Act of all or any portion of their Registrable Securities. Lastly, commencing 120 days after an IPO, the holders of the majority of the Series C preferred stock convertible to common stock (“Converted Registrable Securities”) then held by the majority Series C stockholder may request registration under the Act of all or any portion of their Converted Registrable Securities.

The Company will not include in any demand registration any securities of the Company which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such demand registration.

The Agreement provides that the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof. There are no registration payment arrangements in the agreement that need to be considered for disclosure and/or accrual.

The following is a summary of the changes in the Series A and Series B mandatorily redeemable preferred stock liability (in thousands, except shares):

	Series A		Series B
	Number of Shares	Amount	Number of Shares	Amount
Balance, December 30, 2012	1,101,265	143,802	511,027	66,889
Interest capitalized as principal	—	8,541	—	3,960
Extinguishment of mandatorily redeemable preferred stock	—	8,607	—	6,564
Distribution to stockholders	—	(52,519)	—	(72,320)
Reclassification to mezzanine equity	(1,101,265)	(108,431)	(511,027)	(5,093)

Balance, December 28, 2013	—	$—	—	$—

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.    Stockholders’ Deficit (continued)

The following is a summary of the changes in the redeemable preferred stock mezzanine equity (in thousands, except shares):

	Series A		Series B		Series C
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance, December 30, 2012	—	$—	—	$—	—	$—
Issuance of redeemable preferred stock	—	—	—	—	1,467,863	24,510
Reclassification from debt	1,101,265	108,431	511,027	5,093	—	—
Accretion of redeemable preferred stock to redemption value	—	16,390	—	7,333	—	6,707

Balance, December 28, 2013	1,101,265	$124,821	511,027	$12,426	1,467,863	$31,217

Note 7.    Preferred and Common Stock Warrant Liabilities

The Company accounts for its preferred and common stock warrants as liabilities at fair value upon issuance because the warrants are contingently redeemable upon a change in control or IPO which could obligate the Company to transfer assets to the holder at a future date under certain circumstances. The warrants are re-measured to fair value at each consolidated balance sheet date, and changes in fair value are recognized in other income (expense). The common stock warrant liability as of December 28, 2013 consisted of the fair value of 127,828 common stock warrants outstanding. The Series C preferred stock warrant entitles the holders to purchase 17,480 shares of Series A preferred stock, 8,112 shares of Series B preferred stock, and 148,443 shares of common stock for an aggregate exercise price of $2.6 million. The warrants are exercisable at any time and are automatically exercised upon a change in control or IPO. The Series C preferred stock warrant liability as of December 28, 2013 consisted of the combined fair value of the underlying shares.

Management has determined that the fair value of the preferred and common stock warrant liabilities fall within Level 3 in the fair value hierarchy. The fair values of the preferred and common stock warrant liabilities were estimated based on models using the PWERM method to estimate future enterprise value under various exit scenarios in 2013. The 2013 value of the Company was established by applying an average range of multiples of comparable companies in the public market to the Company’s projected financial metrics at the expected time of a future liquidity event, discounted at 14%.

The significant assumptions used in determining the fair value of the warrants for the year ended December 28, 2013 are as follows:

December 28, 2013
Expected volatility	25% – 40%
Expected term (in years)	1.0 – 1.6
Risk free interest rate	0.1% – 0.2%
Expected dividend yield	0.0%

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.    Preferred and Common Stock Warrant Liabilities (continued)

In applying the valuation model, small increases or decreases in various assumptions could result in a significantly higher or lower fair value measurement.

The following is a reconciliation of the preferred and common stock warrant liabilities activity for the year ended December 28, 2013:

December 28, 2013
(dollars in thousands)
Balance, December 30, 2012	$528
Issuances of preferred Series C warrants	490
Change in fair value of preferred and common stock warrants	1,881

Balance, December 28, 2013	$2,899

Note 8.    Stock-based Compensation

The Company awards shares of restricted, non-voting common stock to certain members of management, a portion of which vest based on a four year service term and a portion of which vest based on the occurrence of a change in control. The June 2013 time-based restricted stock grants were valued using the PWERM method whereby the Company first estimates future enterprise values under various exit scenarios. The value of the Company was established by applying an average range of multiples of comparable companies in the public market to the Company’s projected financial metrics at the expected time of a future liquidity event discounted at 13%. A DLOM of 12% to reflect the increased risk arising from the inability to readily sell the restricted stock was applied to the June 2013 grants.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.    Stock-based Compensation (continued)

The following table summarizes the activity related to the Company’s restricted stock during the year ended December 28, 2013.

	Time-based
	Number of unvested shares	Weighted average grant date FMV	Performance- based number of unvested shares	Total number of shares
Balance at December 30, 2012	258,738	$1.32	838,706	1,097,444
Shares granted	11,101	5.05	26,805	37,906
Shares vested	(111,421)	1.26	—	(111,421)

Balance at December 28, 2013	158,418	1.27	865,511	1,023,929

Total compensation expense related to time-based restricted stock was approximately $0.1 million for the year ended December 28, 2013.

As of December 28, 2013, the Company had approximately $0.2 million of unrecognized stock-based compensation expense related to time-based restricted stock grants that is expected to be recognized over a weighted-average period of approximately 1.3 years. The performance-based restricted stock vests based on the controlling stockholder of the Company achieving certain return on investment criteria and upon the consummation of a change in control. Achievement of the vesting criteria is not probable; therefore no compensation expense has been recorded for the performance-based grants.

Note 9.    Commitments and Contingencies

Lease Agreements

The Company is currently obligated under a noncancelable operating lease for its AHON corporate office and retail space in Columbia, Maryland. For the Columbia, Maryland, facility, in addition to paying minimum monthly lease payments on the office and retail space, the Company is obligated to pay all operating expenses, including utilities, maintenance and repairs, and taxes. In 2012, the Company consolidated administrative services in its St. Paul, Minnesota, headquarters and closed operations in its Maryland facility. The Company has accrued for the remaining rent obligation of the Maryland facility of approximately $0.2 million at December 28, 2013.

The Company entered into a lease for its headquarters in St. Paul, Minnesota. The lease expires in July 2015. In accordance with the terms of the lease, the base monthly lease payments are approximately $0.02 million. These lease payments cover all operating expenses for the office space.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.    Commitments and Contingencies (continued)

The Company also has two leases with separate partnerships owned by several stockholders for warehouse and production facilities in Robersonville, North Carolina. The leases expire in August 2017 and October 2019. In accordance with the terms of the leases, the base monthly lease payments are approximately $0.1 million and increase 3 percent annually. The Company is responsible for all operating expenses, including utilities, maintenance and repairs, and taxes. The Company also has various equipment leases and warehousing leases which are short term in nature.

Future minimum lease commitments under noncancelable operating leases as of December 28, 2013, are as follows:

Fiscal years	Related parties	Other	Total
	(dollars in thousands)
2014	$828	$396	$1,224
2015	853	121	974
2016	879	—	879
2017	721	—	721
2018	171	—	171
Thereafter	132	—	132

For the year ended December 28, 2013, rent expense was approximately $2.9 million, which included related-party rent expense of approximately $0.8 million.

The Company has recorded a deferred rent liability for scheduled rental increases, which are expensed on a straight-line basis over the term of the lease; the deferred rent liability was $0.2 million as of December 28, 2013. This liability is included in long-term other in the consolidated balance sheet.

Purchase Commitments

In the normal course of business, the Company has non-cancellable purchase commitments to purchase ingredients to be used in the future to manufacture its products. As of December 28, 2013, the Company’s commitments for materials which extend beyond a year totaled $1.0 million.

Legal Matters

In the normal course of business, the Company is subject to routine lawsuits as well as demands, claims and threatened litigation. Management monitors the status of such events and accrues an estimated amount when an obligation becomes probable and estimable. Any amount recorded is based on the status of current activity and the advice from legal counsel. While unfavorable outcomes could have adverse effects on the Company’s business, the Company does not believe that any pending or threatened proceedings would materially adversely impact the Company’s results of operations, cash flows or financial condition. Legal costs associated with such matters are expensed as incurred.

Snacks Parent Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.    Related Party Transactions

An affiliate of Gryphon Partners III, L.P. (“Gryphon”), the Company’s principal stockholder, charges the Company for certain services, such as advising the Company on aspects of its capital structure, including appropriate levels of debt and equity, structuring capital-raising transactions, and advising the Company on strategic alternatives. These charges were approximately $0.5 million for the year ended December 28, 2013. In connection with the May 2013 Refinancing, the Company paid advisory fees to Gryphon of $3.1 million.

Certain lenders of our debt are also stockholders. A lender of a portion of the Company’s Senior Secured Notes also holds Series C preferred stock and associated warrants. Interest expense to this lender was $0.8 million for the year ended December 28, 2013. Certain lenders of the Senior Subordinated Notes hold Series A and Series B preferred stock and common stock warrants. Interest expense to these lenders was $5.8 million for the year ended December 28, 2013. Another lender of the Senior Subordinated Notes holds Series C preferred stock and associated warrants. Interest expense to this lender was $0.8 million for the year ended December 28, 2013.

Note 11.    Employee Benefit Plans

The Company offers a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. The Snacks Holding Corporation 401(k) Retirement Plan (“the Plan”) covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Under the Plan, the Company matches 100% of the first 3% of eligible compensation deferred by the employee, and 50% of the next 2% of their eligible compensation deferred by the employee for a maximum matching contribution of 5% of their eligible compensation. Contribution expense was $0.5 million for the year ended December 28, 2013.

Note 12.    Subsequent Events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure through April 18, 2014, the date on which the consolidated financial statements were available to be issued.